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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 33-      ) and related Prospectus of
Fremont General Corporation for the registration of 4,600,000 shares of      %
Trust Originated Preferred SecuritiesSM of Fremont General Financing I,      %
Junior Subordinated Debentures due             of Fremont General Corporation
and Guarantee of Fremont General Corporation with respect to the      % Trust
Originated Preferred SecuritiesSM, and to the incorporation by reference therein of our report dated March 10, 1995, with respect to the consolidated financial statements and schedules of Fremont General Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994 and our report dated March 23, 1995, with respect to the special purpose Statement of Assets to be Acquired and Liabilities to be Assumed of the Specialty Workers' Compensation Business Unit of The Continental Corporation as of December 31, 1994, and the related special purpose Statement of Underwriting Gains and Losses for the year then ended included in its Current Report on Form 8-K/A dated April 27, 1995, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
December 1, 1995